EXHIBIT 99.1

Craig K. Hubbard

Treasurer

985.801.5117

craig.hubbard@poolcorp.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

EARNINGS PER SHARE INCREASES 21% TO $0.93

COVINGTON, La. (July 21, 2005) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record sales and net income for the second quarter of 2005.

Earnings per share for the second quarter of 2005 increased 21% to $0.93 per diluted share on net income of $51.6 million, compared to $0.77 per diluted share on net income of $43.6 million last year.

Net sales for the quarter ended June 30, 2005 increased $59.8 million, or 12%, to $564.0 million, compared to $504.2 million in the second quarter of 2004. This sales growth builds on a 17% sales increase reported for the same period last year. Contributing to this sales growth was the continued growth in the installed base of pools, price increases which were passed through the supply chain, and the continued strong growth of complementary product sales, which increased 33% over the second quarter of 2004.

Gross profit for the second quarter of 2005 increased $17.5 million, or 12%, to $162.7 million from $145.2 million in the comparable 2004 period. This increase is primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) was 28.8% for both the second quarter of 2005 and the second quarter of 2004. Gross margin was unchanged as decreases attributed to the disposition of POOL’s North American manufacturing assets in December 2004 were offset by increases achieved primarily through our continued focus on supply chain management.

Operating expenses increased $7.3 million, or 10%, to $79.9 million in the second quarter of 2005 from $72.6 million in the second quarter of 2004. Operating expenses as a percentage of net sales decreased to 14.2% in 2005 from 14.4% in 2004 as net sales increased at a rate faster than labor and other business support costs during the second quarter.

Operating income increased $10.2 million, or 14%, to $82.8 million from $72.6 million. The Company’s equity investment in Latham Acquisition Corporation also contributed $1.9 million to net income in the second quarter.

“Our success in executing our strategies continues to drive our financial performance. We remain committed to promoting the growth of the young swimming pool industry and providing increased value to both our customers and suppliers. Based on our strong financial results through the first half of 2005, we now project 20% growth in diluted earnings per share for the full year,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the six months ended June 30, 2005 increased $90.3 million, or 12%, to $829.1 million, compared to $738.8 million in the comparable 2004 period. Complementary products sales increased 31% over the six months ended June 30, 2004. Gross margin decreased 20 basis points to 28.3% in the first six months of 2005 from 28.5% for the same period last year. Operating income for the first six months of 2005 increased 17% to $94.1 million, or 11.3% of net sales, compared to operating income of $80.3 million, or 10.9% of net sales in the same period last year. Earnings per share for the first six months of 2005 increased 19% to $1.01 per diluted share on net income of $56.4 million, compared to $0.85 per diluted share on net income of $47.7 million in the comparable 2004 period.

POOL Reports Record Second Quarter Results

July 21, 2005

The use of cash in operations increased $10.4 million to $51.6 million in the first six months of 2005 compared to $41.2 million in the same period in 2004. This change is primarily due to an increase in accounts receivable, driven by strong sales in the month of June.

Wilson B. Sexton, Chairman, further commented “the Board is very pleased with the Company’s solid results and strongly supports management’s initiatives for continued growth with positive returns for the shareholders.”

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of July 21, 2005, POOL distributes more than 91,000 national brand and private label products to roughly 48,000 customers through 204 service centers in North America and Europe. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports Record Second Quarter Results

July 21, 2005

Consolidated Statements of Income

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2005	2004	2005	2004
Net Sales	$563,978	$504,177	$829,139	$738,825
Cost of sales	401,297	358,962	594,507	528,578

Gross profit	162,681	145,215	234,632	210,247
Percent	28.8%	28.8%	28.3%	28.5%

Selling and administrative expenses	79,886	72,626	140,536	129,986

Operating income	82,795	72,589	94,096	80,261
Percent	14.7%	14.4%	11.3%	10.9%

Interest expense	1,905	1,122	2,985	2,105

Income before income taxes and equity earnings	80,890	71,467	91,111	78,156
Provision for income taxes	31,192	27,872	35,178	30,481
Equity earnings in unconsolidated interests	1,942	—	460	—

Net income	$51,640	$43,595	$56,393	$47,675

Earnings per share:
Basic	$0.98	$0.82	$1.08	$0.90
Diluted	$0.93	$0.77	$1.01	$0.85

Weighted average shares outstanding:
Basic	52,491	53,063	52,383	53,164
Diluted	55,763	56,378	55,641	56,390

Cash dividends declared per common share	$0.09	$0.07	$0.16	$0.07

POOL Reports Record Second Quarter Results

July 21, 2005

Condensed Consolidated Balance Sheets

(Unaudited)	Six Months Ended June 30,
(In thousands)	2005	2004
Assets
Current assets
Cash and cash equivalents	$36,652	$21,124
Receivables, net	59,540	51,006
Receivables pledged under securitization agreement	172,196	146,677
Product inventories, net	247,350	219,711
Prepaid expenses	4,466	9,494
Deferred income taxes	4,395	1,864

Total current assets	524,599	449,876

Property and equipment, net	21,761	25,499
Goodwill	104,602	112,488
Intangible assets, net	10,826	12,589
Equity investment interests	20,197	--
Other assets, net	2,788	1,626

Total assets	$684,773	$602,078

Liabilities and stockholders' equity
Current liabilities
Accounts payable	165,872	144,029
Accrued and other current liabilities	57,997	60,642
Short-term financing	100,000	100,000
Current portion of long-term debt	1,350	53,980

Total current liabilities	325,219	358,651

Deferred income taxes	13,123	10,570
Long-term debt	70,191	3,344
Other long-term liabilities	3,202	4,442

Total liabilities	411,735	377,007

Total stockholders' equity	273,038	225,071

Total liabilities and stockholders' equity	$684,773	$602,078

1.     The allowance for doubtful accounts (AFDA) was $3.0 million at June 30, 2005 and $3.7 million at June 30, 2004. The total past due accounts receivable balance decreased 14% between periods.

2.     The inventory reserve was $4.1 million at June 30, 2005 and $3.6 million at June 30, 2004, or 1.6% of inventory in both periods. The slowest moving class of inventory as a percentage of total inventory decreased slightly between periods.

POOL Reports Record Second Quarter Results

July 21, 2005

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2005	2004
Operating activities
Net income	$56,393	$47,675
Adjustments to reconcile net income
to net cash used in operating activities
Depreciation	2,444	3,041
Amortization	2,026	2,269
Equity earnings in unconsolidated investments	(460)	--
Other	246	(487)
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(134,018)	(113,673)
Product inventories	(52,530)	(26,305)
Accounts payable	52,758	25,717
Other current assets and liabilities	21,501	20,596

Net cash used in operating activities	(51,640)	(41,167)

Investing activities
Acquisition of businesses	(3)	(348)
Equity interest investment	(1,121)	--
Purchase of property and equipment, net of sale proceeds	(5,575)	(3,919)

Net cash used in investing activities	(6,699)	(4,267)

Financing activities
Proceeds from revolving line of credit	147,238	169,640
Payments on revolving line of credit	(127,467)	(155,910)
Proceeds from asset-backed financing	62,170	66,522
Payments on asset-backed financing	(4,765)	(8,940)
Payments on other long-term debt	(47)	(310)
Issuance of common stock under stock option plans	8,060	3,713
Payment of cash dividends	(8,401)	(3,528)
Purchase of treasury stock	(3,072)	(18,225)

Net cash provided by financing activities	73,716	52,962
Effect of exchange rate changes on cash	(487)	784

Change in cash and cash equivalents	14,890	8,312
Cash and cash equivalents at beginning of period	21,762	12,812

Cash and cash equivalents at end of period	$36,652	$21,124